Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Callable Dual Directional Barrier Securities Linked to the S&P 500 Futures Excess Return Index Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (ticker “ SPXFP ”). The underlying tracks futures contracts on the S&P 500® Index and is calculated, maintained and published by S&P Dow Jones Indices LLC. Underlying: August 26, 2026 Pricing date: August 26, 2031 Valuation date: August 29, 2031 Maturity date: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less th an three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash per secur ity equal to $1,000 plus the premium applicable to that potential redemption date. Redemption: Monthly, beginning after one year Potential redemption dates: 11.50% per annum Premium: 60% of the initial underlying value Final barrier value: 17334CEH3 / US17334CEH34 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: T he closing value of the underlying on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: 225.00% Upside participation rate: $1,000 × the absolute value of the underlying return Absolute return amount: $1,000 × the underlying return × the upside participation rate Upside return amount: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If we do not redeem the securities prior to maturity and the final underlying value is less than the final barrier value, you wi ll receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. Payment at maturity (if we do not redeem the securities prior to maturity): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated August 4, 2026 Pricing Supplement:

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity** Hypothetical Payment at Maturity*** Hypothetical Security Return Hypothetical Underlying Return $2,125.00 112.50% 50.00 % C $1,562.50 56.25% 25.00% $1,225.00 22.50% 10.00% $1,000.00 0.00% 0.00% B $1,200.00 20.00% - 20.00% $1,400.00 40.00% - 40.00% $599.90 - 40.01% - 40.01% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% **Assumes we have not redeemed the securities prior to maturity. ***Assumes that the upside participation rate will be set at the lowest value indicated in this offering summary. A B C Hypothetical Redemption Amount Premium Potential Redemption Date $1,115.000 11.5000% August 31, 2027 $1,124.583 12.4583% September 30, 2027 $1,134.167 13.4167% October 29, 2027 $1,143.750 14.3750% December 1, 2027 $1,153.333 15.3333% December 30, 2027 $1,162.917 16.2917% January 31, 2028 $1,172.500 17.2500% March 2, 2028 $1,182.083 18.2083% March 30, 2028 $1,191.667 19.1667% May 1, 2028 $1,201.250 20.1250% June 1, 2028 $1,210.833 21.0833% June 29, 2028 $1,220.417 22.0417% July 31, 2028 $1,230.000 23.0000% August 31, 2028 $1,239.583 23.9583% September 29, 2028 $1,249.167 24.9167% October 31, 2028 $1,258.750 25.8750% November 30, 2028 $1,268.333 26.8333% December 29, 2028 $1,277.917 27.7917% January 31, 2029 $1,287.500 28.7500% March 1, 2029 $1,297.083 29.7083% March 29, 2029 $1,306.667 30.6667% May 1, 2029 $1,316.250 31.6250% June 1, 2029 $1,325.833 32.5833% June 29, 2029 $1,335.417 33.5417% July 31, 2029 $1,345.000 34.5000% August 30, 2029 $1,354.583 35.4583% October 1, 2029 $1,364.167 36.4167% October 31, 2029 $1,373.750 37.3750% November 29, 2029 $1,383.333 38.3333% December 31, 2029 $1,392.917 39.2917% January 31, 2030 $1,402.500 40.2500% March 1, 2030 $1,412.083 41.2083% March 29, 2030 $1,421.667 42.1667% May 1, 2030 $1,431.250 43.1250% May 31, 2030 $1,440.833 44.0833% July 1, 2030 $1,450.417 45.0417% July 31, 2030 $1,460.000 46.0000% August 29, 2030 $1,469.583 46.9583% October 1, 2030 $1,479.167 47.9167% October 31, 2030 $1,488.750 48.875% December 2, 2030 $1,498.333 49.8333% December 31, 2030 $1,507.917 50.7917% January 30, 2031 $1,517.500 51.7500% March 3, 2031 $1,527.083 52.7083% March 31, 2031 $1,536.667 53.6667% May 1, 2031 $1,546.250 54.6250% May 30, 2031 $1,555.833 55.5833% July 1, 2031 $1,565.417 56.5417% July 31, 2031

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If we do not redeem the securities prior to maturity , your payment at maturity will depend on the performance of the underlying. If the final underlying value is less than the final barrier value, the absolute return feature will no longer be available and, instead, and you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • We may redeem the securities at our option prior to maturity, which would result in your losing the opportunity to participate in any appreciation of the underlying at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing level of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.